Exhibit 99

Stephen Blum – Investor Relations
(480) 754-5040

Tom Herrmann – Corporate Communications
(480) 754-2202

The Dial Corporation’s CEO and CFO to Present at
Goldman Sachs Global Consumer Products Conference 2003

Company Comfortable with Second Quarter Guidance

Scottsdale, Ariz. – May 15, 2003 – The Dial Corporation’s (NYSE: DL) Chairman, President and CEO, Herbert M. Baum, and Executive Vice President and CFO, Conrad A. Conrad, will present to investors at the Goldman Sachs Global Consumer Products Conference 2003 on Wednesday, May 21, 2003, in New York from 8:00 – 8:45 a.m. EDT.

     A live audio web cast of the presentation is open to the general public and is available by accessing http://investor.info.dialcorp.com/webcasts.cfm. A replay of the web cast will be available through the same link through May 28, 2003.

     “With about six weeks of the second quarter completed, we remain comfortable with the Company’s guidance for earnings per share of $0.33 for the second quarter,” Mr. Baum said.

(more)

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners and Armour Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

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